Exhibit 99.1

Item 6.	Selected Financial Data.

	For the Year
	2012	2011	2010	2009	2008
	(In thousands, except per share amount)
Revenues:
Real estate	$120,115	$106,168	$68,269	$94,436	$98,859
Oil and gas	44,220	24,448	24,790	36,256	47,671
Other natural resources	8,256	4,957	8,301	15,559	13,192
Total revenues	$172,591	$135,573	$101,360	$146,251	$159,722
Segment earnings (loss):
Real estate(a)	$53,582	$(25,704)	$(4,634)	$3,182	$9,075
Oil and gas	26,608	19,783	22,846	32,370	44,076
Other natural resources	29	(1,867)	4,995	9,622	8,896
Total segment earnings (loss)	80,219	(7,788)	23,207	45,174	62,047
Items not allocated to segments:
General and administrative expense(b)	(25,176)	(20,110)	(17,341)	(22,399)	(19,318)
Share-based compensation expense	(14,929)	(7,067)	(11,596)	(11,998)	(4,516)
Gain on sale of assets(c)	16	61,784	28,607	104,047	—
Interest expense	(19,363)	(17,012)	(16,446)	(20,459)	(21,283)
Other corporate non-operating income(d)	191	368	1,164	375	279
Income before taxes	20,958	10,175	7,595	94,740	17,209
Income tax expense	(8,016)	(3,021)	(2,470)	(35,633)	(5,235)
Net income attributable to Forestar Group Inc.	$12,942	$7,154	$5,125	$59,107	$11,974
Diluted net income per common share	$0.36	$0.20	$0.14	$1.64	$0.33
Average diluted common shares outstanding	35,482	35,781	36,377	36,102	35,892
At year-end:
Assets	$918,434	$794,857	$789,324	$784,734	$834,576
Debt	$294,063	$221,587	$221,589	$216,626	$337,402
Noncontrolling interest	$4,059	$1,686	$4,715	$5,879	$6,600
Forestar Group Inc. shareholders’ equity	$529,488	$509,526	$509,564	$512,456	$447,292
Ratio of total debt to total capitalization	36%	30%	30%	30%	43%
 _____________________

(a)
Real estate segment earnings (loss) include non-cash impairments of $45,188,000 in 2011, $11,271,000 in 2010, $10,619,000 in 2009 and $3,325,000 in 2008. Real estate segment earnings (loss) also include the effects of net (income) loss attributable to noncontrolling interests.

(b)
In 2012, general and administrative expense includes $6,323,000 in costs associated with our acquisition of Credo and in 2011, includes $3,187,000 associated with proposed private debt offerings that we withdrew as a result of deterioration of terms available to us in the credit markets.

(c)	Gain on sale of assets in 2011, 2010 and 2009 represents gains from timberland sales in accordance with our strategic initiatives announced first quarter 2009 and completed in 2011.

(d)
In 2010, other corporate non-operating income principally represents interest income related to a loan to a third-party equity investor in the resort development located at our Cibolo Canyons development. We received payment in full plus interest in fourth quarter 2010.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Forward-Looking Statements
This Annual Report on Form 10-K and other materials we have filed or may file with the Securities and Exchange Commission contain “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “anticipate,” “could,” “estimate,” “likely,” “intend,” “may,” “plan,” “expect,” and similar expressions, including references to assumptions. These statements reflect our current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to:

•	general economic, market or business conditions in Texas or Georgia, where our real estate activities are concentrated;

•	our ability to achieve some or all of our strategic initiatives;

•	the opportunities (or lack thereof) that may be presented to us and that we may pursue;

•	our ability to hire and retain key personnel;

•	significant customer concentration;

•	future residential, multifamily or commercial entitlements, development approvals and the ability to obtain such approvals;

•	obtaining approvals of reimbursements and other payments from special improvement districts and timing of such payments;

•
accuracy of estimates and other assumptions related to investment in real estate, the expected timing and pricing of land and lot sales and related cost of real estate sales, impairment of long-lived assets, income taxes, share-based compensation and oil and natural gas reserves;

•	the levels of resale housing inventory and potential impact of foreclosures in our mixed-use development projects and the regions in which they are located;

•	fluctuations in costs and expenses;

•	demand for new housing, which can be affected by a number of factors including the availability of mortgage credit;

•	competitive actions by other companies;

•	changes in governmental policies, laws or regulations and actions or restrictions of regulatory agencies;

•	our realization of the expected benefits of acquiring CREDO Petroleum Corporation (Credo);

•	risks associated with oil and natural gas drilling production activities;

•	fluctuations in oil and natural gas commodity prices;

•	government regulation of exploration and production technology, including hydraulic fracturing;

•	the results of financing efforts, including our ability to obtain financing with favorable terms, or at all;

•	our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior credit facility, indenture and other debt agreements;

•	our partners’ ability to fund their capital commitments and otherwise fulfill their operating and financial obligations;

•	the effect of limitations, restrictions and natural events on our ability to harvest and deliver timber;

•	inability to obtain permits for, or changes in laws, governmental policies or regulations effecting, water withdrawal or usage;

•	the final resolutions or outcomes with respect to our contingent and other liabilities related to our business; and

•	our ability to execute our growth strategy and deliver acceptable returns from acquisitions and other investments.
Other factors, including the risk factors described in Item 1A of this Annual Report on Form 10-K, may also cause actual results to differ materially from those projected by our forward-looking statements. New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.
Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.
Strategy
Our strategy is:

•	Recognizing and responsibly delivering the greatest value from every acre; and

•	Growing through strategic and disciplined investments.
2012 Strategic Initiatives
In 2012, we announced Triple in FOR, new strategic initiatives designed to further enhance shareholder value by:

•	Accelerating value realization of our real estate and natural resources by increasing total residential lot sales, oil and natural gas production, and total segment EBITDA.

•
Optimizing transparency and disclosure by expanding reported oil and natural gas resources, providing additional information related to groundwater interests, and establishing a progress report on corporate responsibility efforts.

•
Raising our net asset value through strategic and disciplined investments by pursuing growth opportunities which help prove up our asset value and meet return expectations, developing a low-capital, high-return multifamily business, and accelerating investment in lower-risk oil and natural gas opportunities.

Strategic Acquisition
On September 28, 2012, we acquired 100 percent of the outstanding common stock of Credo in an all cash transaction for $14.50 per share, representing an equity purchase price of approximately $146,445,000. In addition, we paid in full $8,770,000 of Credo’s outstanding debt. Credo is an independent oil and natural gas exploration, development and production company based in Denver, Colorado. The acquired assets include leasehold interests in the Bakken and Three Forks formations of North Dakota, the Lansing – Kansas City formation in Kansas and Nebraska, and the Tonkawa and Cleveland formations in Texas.
Segment Reporting Change
In first quarter 2013, we strategically changed our reportable segments to better reflect the underlying market fundamentals and operating strategy of our core business operations, real estate and oil and gas. With this change, we aggregated our fiber and water resource operating results in other natural resources. All prior period segment information has been reclassified to conform to the current period presentation.

Results of Operations for the Years Ended 2012, 2011 and 2010
A summary of our consolidated results by business segment follows:

	For the Year
	2012	2011	2010
	(In thousands)
Revenues:
Real estate	$120,115	$106,168	$68,269
Oil and gas	44,220	24,448	24,790
Other natural resources	8,256	4,957	8,301
Total revenues	$172,591	$135,573	$101,360
Segment earnings (loss):
Real estate	$53,582	$(25,704)	$(4,634)
Oil and gas	26,608	19,783	22,846
Other natural resources	29	(1,867)	4,995
Total segment earnings (loss)	80,219	(7,788)	23,207
Items not allocated to segments:
General and administrative expense	(25,176)	(20,110)	(17,341)
Share-based compensation expense	(14,929)	(7,067)	(11,596)
Gain on sale of assets	16	61,784	28,607
Interest expense	(19,363)	(17,012)	(16,446)
Other corporate non-operating income	191	368	1,164
Income before taxes	20,958	10,175	7,595
Income tax expense	(8,016)	(3,021)	(2,470)
Net income attributable to Forestar Group Inc.	$12,942	$7,154	$5,125
Significant aspects of our results of operations follow:
2012

•
Real estate segment earnings benefited from a $11,675,000 gain from the sale of our 25 percent ownership interest in Palisades West LLC, a $10,180,000 gain from the sale of Broadstone Memorial, a 401-unit multifamily investment property in Houston, $8,247,000 in earnings from an unconsolidated venture’s sale of Las Brisas, a 414-unit multifamily property near Austin, a $3,401,000 gain from a consolidated venture’s bulk sale of 800 acres near Dallas, and increased residential lot and commercial tract sales activity.

•
Oil and gas segment earnings benefited from increased lease bonus revenues, higher production volume and earnings attributable to our exploration and production operations from our acquisition of Credo in third quarter 2012, partially offset by lower oil and natural gas prices and increased depletion and production severance taxes due to higher production volumes.

•	Other natural resources segment earnings increased principally as a result of higher levels of harvesting activity.

•	General and administrative expense includes $6,323,000 in transaction costs paid to outside advisors associated with our acquisition of Credo in 2012.

•	Share-based compensation increased principally as a result of our higher stock price in 2012 and its impact on cash-settled awards.

•	Interest expense includes a $4,448,000 loss on extinguishment of debt in connection with the amendment and extension of our term loan.
2011

•
Real estate segment earnings were negatively impacted by $45,188,000 of non-cash impairment charges principally associated with residential development projects located near Atlanta, Denver, and the Texas gulf coast and with our decision to acquire certain assets from CL Realty and TEMCO, ventures in which we own a 50 percent interest. Segment earnings were positively impacted by increased undeveloped land sales and higher residential lot and tract sales. In addition, segment earnings were positively impacted by $3,083,000 as result of settled litigation and reallocation from us to noncontrolling financial interests of a previously recognized loss related to foreclosure of a lien on a property owned by a consolidated venture.

•	Oil and gas segment earnings declined primarily due to lower lease bonus revenues which was partially offset by increased oil production volumes and higher average oil prices.

•
Other natural resources segment earnings decreased principally due to lower harvest volume as a result of selling over 217,000 acres of timberland since year-end 2008 and increased costs associated with developing our water resources initiatives.

•
General and administrative expenses includes $3,187,000 in costs paid to outside advisors associated with proposed private debt offerings that we withdrew as a result of deterioration of terms available to us in the credit markets.

•	Share-based compensation decreased principally as a result of a decline in our stock price in 2011 and its impact on cash-settled awards.

•	Gain on sale of assets represents the sale of about 57,000 acres of timberland for $87,061,000 in accordance with our 2009 strategic initiatives which we completed in 2011.
2010

•
Real estate segment earnings declined principally due to lower undeveloped land sales from our retail sales program and $11,271,000 of non-cash impairment charges principally associated with residential development projects located near Atlanta and Fort Worth, and commercial real estate tract near the Texas gulf coast.

•
Oil and gas segment earnings declined principally due to lower lease bonus revenues as a result of reduced leasing activity by exploration and production companies that concentrated investments in drilling activities to hold existing leases rather than leasing new mineral interests in our basins. This decline in lease bonus revenue was partially offset by increased oil and natural gas production and higher oil prices.

•
Other natural resources segment earnings decreased principally due to reduced harvest activity resulting from the sale of over 140,000 acres of timberland since first quarter 2009 and delaying harvest plans on about 55,000 acres classified as held for sale.

•	Gain on sale of assets represents the sale of about 24,000 acres of timberland for $38,778,000 in accordance with our 2009 strategic initiatives.

•
Interest expense decreased principally due to lower interest rates as a result of the maturity of our interest rate swap agreement, lower average debt levels outstanding and decreased amortization of prepaid loan fees due to refinancing and extending the maturity date of our senior credit facility.

Current Market Conditions
Current U.S. single-family residential market conditions are showing signs of stability with improvement in various markets; however, high unemployment rates, difficult financing environment for purchasers and competition from foreclosure inventory continue to negatively influence housing markets. It is difficult to predict when and at what rate these broader negative conditions will improve. Declining finished lot inventories and lack of real estate development is increasing demand for our developed lots, principally in the Texas markets. Multifamily market conditions continue to be strong, with many markets experiencing healthy occupancy levels and positive rent growth. This improvement has been driven primarily by limited new construction activity, reduced single-family mortgage credit availability, and the increased propensity to rent among the 18 to 34 year old demographic of the U.S. population.
Oil prices have weakened as compared with 2011 reflecting market concerns about world economic activity and oil demand. Natural gas prices have remained near low historical levels due to abundant supplies and high inventories. Shale resource drilling and production remains strong and working natural gas inventories are expected to remain relatively high. In the East Texas Basin, exploration and production companies continue to focus drilling on high liquid rich gas prospects due to relatively high condensate and natural gas liquid prices. In the Gulf Coast Basin, in Louisiana, activity has increased as operators have shifted exploration efforts to oil and high liquid natural gas plays. These conditions may impact the demand for new mineral leases on our owned minerals, new exploration activity and the amount of revenues we receive.
Pine sawtimber prices are beginning to show signs of improvement due to increased demand for solid wood products, principally lumber, while pine pulpwood demand remains steady and pricing is relatively flat.

Business Segments
We manage our operations through three business segments:

•	Real estate,

•	Oil and gas, and

•	Other natural resources.
We evaluate performance based on earnings before unallocated items and income taxes. Segment earnings (loss) consist of operating income, equity in earnings (loss) of unconsolidated ventures’, gain on sale of assets, interest income on loans secured by real estate and net (income) loss attributable to noncontrolling interests. Items not allocated to our business segments consist of general and administrative expenses, share-based compensation, gain on sale of strategic timberland, interest expense and other corporate non-operating income and expense. The accounting policies of the segments are the same as those described in the accounting policy note to the consolidated financial statements.
We operate in cyclical industries. Our operations are affected to varying degrees by supply and demand factors and economic conditions including changes in interest rates, availability of mortgage credit, consumer and home builder sentiment, new housing starts, real estate values, employment levels, changes in the market prices for oil, natural gas, and timber, and the overall strength or weakness of the U.S. economy.

Real Estate
We own directly or through ventures about 136,000 acres of real estate located in 10 states and 14 markets. Our real estate segment secures entitlements and develops infrastructure on our lands, primarily for single-family residential and mixed-use communities. We own nearly 100,000 acres in a broad area around Atlanta, Georgia, with the balance located primarily in Texas. We target investments principally in our strategic growth corridors, regions across the southern half of the United States that possess key demographic and growth characteristics that we believe make them attractive for long-term real estate investment. We own and manage our projects either directly or through ventures. Our real estate segment revenues are principally derived from the sales of residential single-family lots and tracts, undeveloped land and commercial real estate and from the operation of income producing properties, primarily a hotel and multifamily properties we develop.

A summary of our real estate results follows:

	For the Year
	2012	2011	2010
	(In thousands)
Revenues	$120,115	$106,168	$68,269
Cost of sales	(70,039)	(62,975)	(45,485)
Operating expenses	(34,160)	(36,184)	(29,338)
	15,916	7,009	(6,554)
Interest income on loan secured by real estate	3,430	—	—
Gain on sale of assets	25,273	—	—
Equity in earnings (loss) of unconsolidated ventures	13,897	(30,626)	2,629
Less: Net income attributable to noncontrolling interests	(4,934)	(2,087)	(709)
Segment earnings (loss)	$53,582	$(25,704)	$(4,634)
In 2012, cost of sales include $10,977,000 related to multifamily construction contract costs we incurred as general contractor and paid to sub-contractors associated with our development of two multifamily properties. We did not have any non-cash impairment charges in 2012. Cost of sales includes non-cash impairment charges of $11,525,000 in 2011 principally associated with owned and consolidated residential development projects near Denver and the Texas gulf coast and $9,042,000 in 2010 principally associated with owned and consolidated residential development projects located near Atlanta and Fort Worth.
Interest income represents earnings from a loan we hold secured by a mixed-use community in Houston in which we have a first lien position.
In 2012, gain on sale of assets principally includes a $11,675,000 gain from the sale of our 25 percent ownership interest in Palisades West LLC, a $10,180,000 gain from the sale of Broadstone Memorial, a 401-unit multifamily investment property in Houston and a $3,401,000 gain from a consolidated venture’s bulk sale of 800 acres in Dallas.

In 2012, segment results include $8,247,000 in earnings associated with an unconsolidated venture’s sale of Las Brisas, a 414-unit multifamily property near Austin, for $40,400,000. Equity in earnings from unconsolidated ventures includes $11,013,000 in earnings related to this sale, of which ($2,766,000) was allocated to net income attributable to noncontrolling interests.
Equity in earnings (loss) of unconsolidated ventures include non-cash impairment charges of $33,663,000 in 2011 principally associated with our decision to acquire certain assets from CL Realty and TEMCO ventures and $2,229,000 in 2010 principally related to a commercial real estate tract located near the Texas gulf coast. In 2011 as a result of entering into the agreement with CL Realty to acquire certain assets, we offset $2,164,000 of deferred gains against our share of venture losses. In 2010, equity in earnings (loss) of unconsolidated ventures includes about $4,869,000 in gains that were previously deferred by us due to our continuing involvement with the property which was sold to a third party.
In 2011, segment earnings (loss) include a benefit of $1,741,000 as a result of settled litigation and $1,342,000 associated with reallocation of a previously recognized loss related to a foreclosure of a lien on a property owned by a consolidated venture. We allocated this loss to the noncontrolling financial interests as we believed the likelihood we will be subject to any potential lender liabilities related to this foreclosure is remote.

Revenues in our owned and consolidated ventures consist of:

	For the Year
	2012	2011	2010
	(In thousands)
Residential real estate	$51,369	$36,586	$24,540
Commercial real estate	8,320	736	352
Undeveloped land	18,924	40,517	20,111
Income producing properties	38,656	26,820	21,225
Other	2,846	1,509	2,041
Total revenues	$120,115	$106,168	$68,269
Residential real estate revenues principally consist of the sale of single-family developed lots to national, regional and local homebuilders. In 2012 and 2011, residential real estate revenues increased principally as a result of higher lot sales volume due to demand for finished lot inventory by homebuilders in markets where supply has diminished. In 2010, residential real estate revenues declined principally as a result of decreased demand for single-family lots due to the overall decline in the housing industry.
In 2012, commercial tract sales benefited from increased demand in our Texas markets as commercial credit became more readily available to third-party purchasers. In 2012, we sold about 83 commercial acres for $9,551,000 or $114,800 per acre from our owned and consolidated projects located in San Antonio, Houston, Dallas and Fort Worth, of which, $929,000 of profit was deferred as result of our continued involvement in post-closing construction obligations and will be recognized using the percentage of completion method. These sales generated combined segment earnings of $5,359,000. In 2011 and 2010, commercial real estate revenues were negatively impacted by limited availability of commercial real estate acquisition and development mortgages to potential third-party purchasers.
Market conditions for undeveloped land sales under our retail sales program remained challenging due to limited credit availability, low consumer confidence and alternate investment options to buyers in the marketplace. In 2012, undeveloped land sales include the sale of about 6,800 acres for $12,800,000 in three retail transactions resulting in combined segment earnings of about $9,700,000. In 2011, undeveloped land sales increased principally due to the sale of about 9,700 acres for $17,980,000. This sale represented a retail transaction of several non-contiguous tracts and resulted in segment earnings of about $13,396,000. In 2010, the average price per acre sold increased principally as a result of selling about 700 acres of land in the entitlement process for about $8,200 per acre.
In 2012, income producing properties revenue increased primarily as a result of construction revenues of $11,500,000 associated with our multifamily guaranteed maximum price construction contracts as general contractor. We are reimbursed for costs paid to sub-contractors plus earn a development and construction fee, and the sum of which is included in income producing properties revenue. In addition, 2012 and 2011 income producing revenues increased when compared with 2010 as a result of acquisitions and rent growth from a 401-unit multifamily investment property located in Houston, Texas, which was sold in 2012.
In 2012, other revenues include $1,611,000, from selling 11 acres of impervious cover rights to homebuilders resulting in about $1,416,000 in segment earnings.

Units sold in our owned and consolidated ventures consist of:

	For the Year
	2012	2011	2010
Residential real estate:
Lots sold	926	567	442
Average price per lot sold	$52,016	$56,697	$55,076
Commercial real estate:
Acres sold	83.2	4.0	2.4
Average price per acre sold	$114,846	$185,344	$146,047
Undeveloped land:
Acres sold	9,190	17,130	5,812
Average price per acre sold	$2,059	$2,365	$3,460
Operating expenses consist of:

	For the Year
	2012	2011	2010
	(In thousands)
Employee compensation and benefits	$10,261	$7,798	$6,188
Property taxes	7,903	7,881	7,205
Depreciation and amortization	4,340	5,259	2,924
Professional services	4,050	4,938	4,471
Environmental	173	2,652	148
Other	7,433	7,656	8,402
Total operating expenses	$34,160	$36,184	$29,338
In 2012, employee compensation and benefits increased primarily due to higher incentive compensation as a result of our improved operating results and value creation activities. In 2011, employee compensation and benefits increased principally due to developing and staffing our multifamily organization. In 2011, depreciation and amortization increased primarily as a result of a 401-unit multifamily investment property acquired in 2010 which we sold in 2012. In 2011, environmental costs increased principally as a result of a $2,500,000 charge related to environmental remediation activities at our San Joaquin River project located in Antioch, California.

Information about our real estate projects and our real estate ventures follows:

	Year-End
	2012	2011
Owned and consolidated ventures:
Entitled, developed and under development projects
Number of projects	67	54
Residential lots remaining	20,084	18,344
Commercial acres remaining	2,051	1,849
Undeveloped land and land in the entitlement process
Number of projects	15	16
Acres in entitlement process	26,070	27,590
Acres undeveloped	89,610	96,877
Ventures accounted for using the equity method:
Ventures’ lot sales (for the year)
Lots sold	439	550
Average price per lot sold	$52,080	$37,729
Ventures’ entitled, developed and under development projects
Number of projects	7	21
Residential lots remaining	3,716	8,767
Commercial acres sold (for the year)	12	22
Average price per acre sold	$239,754	$195,230
Commercial acres remaining	321	617
Ventures’ undeveloped land and land in the entitlement process
Acres sold (for the year)	135	19
Average price per acre sold	$2,600	$3,000
Acres undeveloped	5,655	5,790
We underwrite real estate development projects based on a variety of assumptions incorporated into our development plans, including the timing and pricing of sales and leasing and costs to complete development. Our development plans are periodically reviewed in comparison to our return projections and expectations, and we may revise our plans as business conditions warrant. If as a result of changes to our development plans the anticipated future net cash flows are reduced such that our basis in a project is not fully recoverable, we may be required to recognize a non-cash impairment charge for such project.
In 2012, we acquired from CL Realty and Temco, 14 entitled, developed and under development projects and interests in three ventures accounted for using the equity method. The acquired assets represented approximately 1,130 fully developed lots, 4,900 planned lots, and over 460 commercial acres at time of acquisition, principally in the major markets of Texas. We also acquired two multifamily development sites in Charlotte and Nashville for $16,651,000 and one single-family project in North Dallas for $8,951,000. In addition, we completed the construction on a 289-unit multifamily project in Austin and at year-end 2012 our investment in this project was $30,057,000. This property is being marketed for sale and is targeted to close in the first half of 2013.

Our net investment in owned and consolidated real estate by geographic location follows:

State	Entitled, Developed, and Under Development Projects	Undeveloped Land and Land in Entitlement	Income Producing Properties	Total
	(In thousands)
Texas	$301,879	$9,385	$55,259	$366,523
Georgia	23,467	56,622	—	80,089
Colorado	21,290	—	—	21,290
California	8,915	15,362	—	24,277
Tennessee	—	—	11,422	11,422
North Carolina	—	—	5,954	5,954
Other	6,276	1,319	—	7,595
Total	$361,827	$82,688	$72,635	$517,150
Over 70% of our net investment in real estate is in the major markets of Texas.

Oil and Gas
We lease portions of our 590,000 net mineral acres owned located principally in Texas, Louisiana, Georgia and Alabama to oil and natural gas companies in return for lease bonus, delay rental and royalty revenues and may exercise an option to participate in oil and natural gas production that may be discovered on our acreage. At year-end 2012, we have about 29,000 net acres under lease and about 39,000 net acres held by production by third-parties.
On September 28, 2012, we acquired 100 percent of the outstanding common stock of Credo in an all cash transaction for $14.50 per share, representing an equity purchase price of approximately $146,445,000. In addition, we paid in full $8,770,000 of Credo’s outstanding debt. Credo is an independent oil and natural gas exploration, development and production company based in Denver, Colorado. The acquired assets include leasehold interests in the Bakken and Three Forks formations of North Dakota, the Lansing – Kansas City formation in Kansas and Nebraska, and the Tonkawa and Cleveland formations in Texas.
With this acquisition we now own working interests in about 394 gross oil and natural gas wells, of which 136 are operated by us. These leasehold interests include approximately 6,000 net mineral acres in the Bakken and Three Forks formations. At year-end 2012, the assets represent approximately 162,000 net mineral acres leased from others and overriding royalty interests, of which 37,000 are held by production. In fourth quarter 2012, the operations from this acquisition generated approximately $10,134,000 in revenues and $2,040,000 in segment earnings.
A summary of our oil and gas results follows:

	For the Year
	2012	2011	2010
	(In thousands)
Revenues	$44,220	$24,448	$24,790
Cost of oil and gas producing activities	(10,842)	(2,062)	(1,097)
Operating expenses	(7,279)	(3,997)	(2,919)
	26,099	18,389	20,774
Equity in earnings of unconsolidated ventures	509	1,394	2,072
Segment earnings	$26,608	$19,783	$22,846
Cost of sales represents our share of oil and natural gas production severance taxes, which are calculated based on a percentage of oil and natural gas produced, exploration expenses, depletion and costs related to our oil and natural gas working interests. In 2012, cost of sales includes $6,892,000 related to our acquisition of Credo at third quarter-end 2012.
Equity in earnings of unconsolidated ventures includes our share of royalty revenue from producing wells in the Barnett Shale natural gas formation.

Revenues consist of:

	For the Year
	2012	2011	2010
	(In thousands)
Royalties	$23,553	$18,079	$13,073
Working interests	12,650	1,160	651
Other lease revenues	8,017	5,209	11,066
Total revenues	$44,220	$24,448	$24,790
In 2012, royalty revenue increased principally as a result of increased oil and natural gas production which was partially offset by decreases in oil and natural gas prices in our owned and consolidated properties. Decrease in oil price is due to impact of decrease in prices of natural gas liquids. Increased oil production contributed about $8,465,000 which was offset by about $2,204,000 due to a decrease in oil prices. Increased natural gas production contributed about $1,125,000 which was offset by about $1,922,000 due to a decrease in natural gas prices.
In 2011, royalty revenue increased principally as a result of higher oil prices and increased oil production which was partially offset by decreases in natural gas production and lower prices in our owned and consolidated properties. Increased oil prices contributed about $3,608,000 and oil production increases contributed about $2,666,000, which was offset by decreased natural gas prices resulting in a reduction of about $350,000 and decreased natural gas production resulting in a reduction of about $411,000.
In 2010, royalty revenues increased as a result of higher oil prices and oil production partially offset by decreases in natural gas production in our owned and consolidated properties. Increased oil prices contributed about $1,873,000 and oil production increases contributed about $466,000. The production increase primarily relates to new oil wells commencing production in late 2009 and early 2010. Increased natural gas prices contributed about $245,000 which was offset by decreased natural gas production of about $774,000.
In 2012, working interest revenues increased principally due to increased oil and natural gas production associated with our acquisition of Credo at third quarter-end 2012. Increased oil production contributed about $13,861,000, which was partially offset by decreased oil prices of about $3,239,000. Increased natural gas production contributed about $1,199,000, which was offset by decreased natural gas prices of about $331,000.
In 2012, other lease revenues include $5,319,000 in lease bonus payments received from leasing over 8,900 net mineral acres owned to third-parties for an average of about $600 per acre and $2,219,000 related to delay rental payments received.
In 2011, other lease revenues include $2,250,000 in lease bonus payments received from leasing about 8,100 net mineral acres owned to third-parties for an average of about $280 per acre, $1,555,000 related to a mineral seismic exploration agreement associated with 31,100 acres in Louisiana and $992,000 related to delay rental payments received.
In 2010, other lease revenues include $7,655,000 in lease bonus payments received from leasing about 16,900 net mineral acres owned to third-parties for an average of about $460 per acre and $2,168,000 related to delay rental payments received. In addition, other lease revenues include about $1,126,000 as a result of an option exercised to extend an existing lease on over 3,200 acres.

Oil and natural gas produced and average unit prices related to our royalty and working interests follows:

	For the Year
	2012	2011	2010
Consolidated entities:
Oil production (barrels)	371,300	151,900	115,400
Average price per barrel	$85.09	$96.84	$73.09
Natural gas production (millions of cubic feet)	1,667.7	1,128.6	1,223.6
Average price per thousand cubic feet	$2.76	$4.01	$4.32
Our share of ventures accounted for using the equity method:
Natural gas production (millions of cubic feet)	321.3	493.4	572.8
Average price per thousand cubic feet	$2.40	$3.81	$4.12
Total consolidated and our share of equity method ventures:
Oil production (barrels)	371,300	151,900	115,400
Average price per barrel	$85.09	$96.84	$73.09
Natural gas production (millions of cubic feet)	1,989.0	1,622.0	1,796.4
Average price per thousand cubic feet	$2.71	$3.95	$4.26
Total BOE (barrel of oil equivalent)(a)	702,800	422,200	414,800
Average price per barrel of oil equivalent	$52.61	$50.02	$38.77
  _____________________

(a)	Natural gas is converted to barrels of oil equivalent (BOE) using the conversion of six Mcf to one barrel of oil.
In fourth quarter 2012, operations acquired from Credo produced approximately 116,600 barrels of oil at an average price of $79.94 per barrel and 225 MMcf of natural gas at an average price of $3.64 per Mcf.
At year-end 2012, there were 936 productive gross wells of which 542 were operated by others on our owned mineral acres and 394 wells were associated with our third quarter acquisition of Credo, of which 136 were operated by us. At year-end 2011 and 2010, there were 530 and 494 productive gross wells that were operated by others on our owned mineral acres.
Operating expenses consist of:

	For the Year
	2012	2011	2010
	(In thousands)
Employee compensation and benefits	$4,250	$2,063	$1,182
Professional and consulting services	769	241	503
Depreciation	429	315	269
Property taxes	312	257	255
Other	1,519	1,121	710
Total operating expenses	$7,279	$3,997	$2,919
Employee compensation and benefits increased as a result of incremental staffing to support our oil and natural gas operations. In 2012, total operating expenses include $1,202,000 related to our acquisition of Credo at third quarter-end 2012.

Mineral Interests Owned
A summary of our oil and natural gas net mineral interests(a) owned at year-end 2012 follows:

State	Unleased	Leased(b)	Held By Production(c)	Total(d)
Texas	213,000	12,000	27,000	252,000
Louisiana	115,000	17,000	12,000	144,000
Georgia	152,000	—	—	152,000
Alabama	40,000	—	—	40,000
California	1,000	—	—	1,000
Indiana	1,000	—	—	1,000
	522,000	29,000	39,000	590,000
 _____________________

(a)	Includes ventures.

(b)
Includes leases in primary lease term or for which a delayed rental payment has been received. In the ordinary course of business, leases covering a significant portion of leased net mineral acres owned may expire from time to time in a single reporting period.

(c)	Acres being held by production are producing oil or natural gas in paying quantities.

(d)
Texas, Louisiana, California and Indiana net acres are calculated as the gross number of surface acres multiplied by our percentage ownership of the mineral interest. Alabama and Georgia net acres are calculated as the gross number of surface acres multiplied by our estimated percentage ownership of the mineral interest based on county sampling. Excludes 477 net mineral acres located in Colorado including 379 acres leased and 29 acres held by production.

Mineral Interests Leased
A summary of our net mineral acres leased from others at year-end 2012 as a result of our acquisition of Credo follows:

State	Undeveloped	Held By Production	Total(b)
Nebraska	77,000	2,000	79,000
Kansas	40,000	3,000	43,000
Oklahoma	—	17,000	17,000
North Dakota	4,000	2,000	6,000
Texas	1,000	2,000	3,000
Other(a)	3,000	11,000	14,000
	125,000	37,000	162,000
 _____________________

(a)	Includes approximately 8,400 net acres of overriding royalty interests.

(b)	Excludes approximately 15,000 net acres leased from others in Georgia, Alabama, and Texas not related to our acquisition of Credo.

Other Natural Resources
Our other natural resources segment focuses principally on the management of our timber holdings and recreational leases. We have about 121,000 acres of timber we own directly or through ventures, primarily in Georgia, and about 17,000 acres of timber under lease. Our other natural resources segment revenues are principally derived from the sales of wood fiber from our land and leases for recreational uses. In addition, we have water interests in about 1,534,000 acres, including a 45 percent nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes or sold from approximately 1,400,000 acres in Texas, Louisiana, Georgia and Alabama and about 20,000 acres of groundwater leases in central Texas. We have not received significant revenue or earnings from these interests.

A summary of our other natural resources results follows:

	For the Year
	2012	2011	2010
	(In thousands)
Revenues	$8,256	$4,957	$8,301
Cost of sales	(2,995)	(1,928)	(1,640)
Operating expenses	(5,989)	(5,100)	(2,337)
	(728)	(2,071)	4,324
Gain on sale of assets, primarily timber termination	694	181	671
Equity in earnings (loss) of unconsolidated ventures	63	23	—
Segment earnings	$29	$(1,867)	$4,995
In 2012, other natural resources segment earnings increased principally as a result of higher levels of harvesting activity.
Revenues consist of:

	For the Year
	2012	2011	2010
	(In thousands)
Fiber	$6,332	$3,229	$6,491
Recreational leases and other	1,924	1,728	1,810
Total revenues	$8,256	$4,957	$8,301
Fiber sold consists of:

	For the Year
	2012	2011	2010
Pulpwood tons sold	370,200	266,200	392,900
Average pulpwood price per ton	$9.83	$8.69	$9.93
Sawtimber tons sold	123,700	56,800	144,300
Average sawtimber price per ton	$21.77	$16.13	$17.94
Total tons sold	493,900	323,000	537,200
Average price per ton	$12.82	$10.00	$12.08
In 2012, total fiber tons sold increased principally as a result of accelerated harvesting levels to meet customer demand, primarily International Paper’s Rome, Georgia mill, and no longer delaying harvesting due to our previously announced strategic timberland sales initiative. The majority of our fiber sales were to International Paper at market prices. The decrease in total fiber tons sold in 2011 when compared with 2010 is principally due to selling over 217,000 acres of timberland since year-end 2008.

Information about our recreational leases follows:

	For the Year
	2012	2011	2010
Average recreational acres leased	129,800	174,500	208,100
Average price per leased acre	$8.73	$8.80	$8.32

Operating expenses consist of:

	For the Year
	2012	2011	2010
	(In thousands)
Employee compensation and benefits	$1,526	$1,289	$1,115
Facility and long-term timber lease costs	478	455	405
Professional and consulting services	3,570	3,040	406
Other	415	316	411
Total operating expenses	$5,989	$5,100	$2,337
The increase in professional and consulting services in 2012 and 2011 when compared with 2010 is primarily due to non-cash amortization of contingent consideration paid to the seller of a water resources company acquired in 2010. These costs are being amortized ratably over the performance period assuming certain milestones are achieved by July 2014.
Items Not Allocated to Segments
Unallocated items represent income and expenses managed on a company-wide basis and include general and administrative expenses, share-based compensation, gain on sale of strategic timberland, interest expense and other corporate non-operating income and expense. General and administrative expenses principally consist of accounting and finance, tax, legal, human resources, internal audit, information technology and our board of directors. These functions support all of our business segments and are not allocated.
General and administrative expenses consist of:

	For the Year
	2012	2011	2010
	(In thousands)
Professional services	$9,468	$6,578	$2,937
Employee compensation and benefits	7,523	5,662	5,480
Depreciation and amortization	1,114	1,393	1,480
Insurance costs	944	1,083	1,235
Facility costs	766	800	1,214
Other	5,361	4,594	4,995
Total general and administrative expenses	$25,176	$20,110	$17,341
In 2012, professional services include $6,323,000 in transaction costs paid to outside advisors associated with our acquisition of Credo. In 2012, employee compensation and benefits increased primarily due to higher incentive compensation associated with our improved operating results and value creation activities. In 2011, professional services include $3,187,000 in costs paid to outside advisors associated with proposed private debt offerings that we withdrew as a result of deterioration in terms available to us in the capital markets.
Our share-based compensation expense fluctuates because a portion of our awards are cash settled and as a result are affected by changes in the market price of our common stock. In 2012, share-based compensation increased principally as a result of increase in our stock price and its impact on cash-settled awards. In 2011, share-based compensation decreased principally as a result of a decline in our stock price and its impact on cash-settled awards.
Gain on sale of assets represents gains associated with our 2009 strategic initiatives, which we completed in 2011. In 2011, we recognized gains of $61,784,000 from the sale of 57,000 acres of timberland and in 2010, we recognized gains of $28,607,000 from the sale of 24,000 acres of timberland.
In 2012, interest expense includes $4,448,000 loss on extinguishment of debt in connection with the amendment and extension of our term loan. Interest expense in 2012, excluding loss on extinguishment of debt, decreased principally due to lower interest rates and lower average levels of debt outstanding.
Income Taxes
Our effective tax rate and the benefit attributable to noncontrolling interests was 31 percent and 7 percent in 2012, 25 percent and 6 percent in 2011, and 30 percent and 3 percent in 2010. Our 2012 rate includes a benefit from percentage depletion associated with oil and natural gas produced and a charge from nondeductible acquisition expenses while our 2011 and 2010 rates include benefits for percentage depletion associated with oil and natural gas produced and charitable contributions related to timberland conservation.
We have not provided a valuation allowance for our federal deferred tax asset because we believe it is likely it will be recoverable in future periods based on considerations including taxable income in prior carryback years, future reversals of existing temporary differences, tax planning strategies and future taxable income. If these sources of income are not sufficient in future periods, we may be required to provide a valuation allowance for our federal deferred tax asset.

Capital Resources and Liquidity
Sources and Uses of Cash
We operate in cyclical industries and our cash flows fluctuate accordingly. Our principal operating cash requirements are for the acquisition and development of real estate and investment in oil and natural gas leasing and production activities, either directly or indirectly through ventures, taxes, interest and compensation. Our principal sources of cash are proceeds from the sale of real estate and timber, the cash flow from oil and natural gas and income producing properties, borrowings, and reimbursements from utility and improvement districts. Operating cash flows are affected by the timing of the payment of real estate development expenditures and the collection of proceeds from the eventual sale of the real estate, the timing of which can vary substantially depending on many factors including the size of the project, state and local permitting requirements and availability of utilities, and by the timing of oil and natural gas leasing and production activities. Working capital is subject to operating needs, the timing of sales of real estate and timber, oil and natural gas leasing and production activities, collection of receivables, reimbursement from utility and improvement districts and the payment of payables and expenses.
Cash Flows from Operating Activities
Cash flows from our real estate development activities, undeveloped land sales, income producing properties, timber sales, oil and natural gas properties and recreational leases and reimbursements from utility and improvement districts are classified as operating cash flows.
Net cash provided by (used for) operations was ($26,022,000) in 2012, $34,992,000 in 2011 and $13,551,000 in 2010.
In 2012, our expenditures for real estate development and acquisitions significantly exceeded non-cash real estate cost of sales, principally as result of acquiring real estate assets from CL Realty and Temco for $47,000,000. Subsequent to closing of this acquisition, we received $23,370,000 from the ventures, representing our pro-rata share of distributable cash. We invested $17,334,000 in construction of a 289-unit multifamily development property near Austin which was completed at year-end 2012. We acquired two multifamily development sites in Charlotte and Nashville for $16,651,000, acquired a single-family development project near Dallas for $8,951,000 and we paid $21,678,000 in federal and state taxes, net of refunds. In addition, we received $24,294,000 in net proceeds from a consolidated venture’s bulk sale of 800 acres near Dallas, $10,759,000 in reimbursements from two new multifamily ventures which represents our venture partners’ pro-rata share of costs we previously incurred and $8,524,000 in reimbursements from utility and improvement districts.
In 2011, the sale of 57,000 acres of timberland in accordance with our 2009 strategic initiatives generated net proceeds of $86,018,000. Expenditures for development and acquisitions exceeded non-cash real estate cost of sales principally due to our acquisition of a non-performing loan secured by a lien on approximately 900 acres of developed and undeveloped land near Houston for $21,137,000 and $32,789,000 in real estate acquisitions principally located in various Texas markets. We received $10,461,000 in reimbursements from utility and improvement districts, of which $8,656,000 was related to our Cibolo Canyons project and was accounted for as a reduction of our investment. We paid $25,335,000 in federal and state income taxes, net of refunds.
In 2010, operating cash flow was adversely affected by lower operating income primarily due to difficult conditions in the housing industry and lower proceeds from timberland sales in accordance with our 2009 strategic initiatives. Expenditures for real estate development were slightly less than non-cash cost of real estate sales due to a reduction in real estate development. In 2010, we sold about 24,000 acres of timberland in Georgia, Alabama and Texas generating net proceeds of $38,040,000, of which $24,392,000 was held by a qualified intermediary under IRC Section 1031.
Cash Flows from Investing Activities
Capital contributions to and capital distributions from unconsolidated ventures, business acquisitions and investment in oil and natural gas properties and equipment are classified as investing activities. In addition, proceeds from the sale of property and equipment, software costs and expenditures related to reforestation activities are also classified as investing activities.
In 2012, net cash (used for) investing activities was ($105,119,000) principally due to our acquisition of Credo for $152,915,000 purchase price, net of cash acquired. In addition, we invested in $21,416,000 in oil and natural gas properties and equipment. Partially offsetting our investment in Credo and oil and natural gas properties were proceeds received from the sale of our 25 percent ownership interest in Palisades West LLC for $32,095,000 and $29,474,000 in net proceeds from the sale of Broadstone Memorial, a 401-unit multifamily investment property in Houston. We also invested $2,735,000 in property and equipment, software and reforestation and received $10,336,000 in net distributions from unconsolidated ventures, of which $6,850,000 is associated with a venture’s sale of Las Brisas, a 414-unit multifamily property near Austin, representing a return of our investment.
In 2011, net cash (used for) investing activities was ($4,895,000). We invested $4,304,000 in oil and natural gas properties and equipment associated with our working interests and $2,044,000 in property, equipment, software and reforestation. Net cash return of investment in our unconsolidated ventures was $1,060,000.
In 2010, net cash (used for) investing activities was ($26,597,000). We acquired a 401-unit, multifamily investment property in Houston, Texas for $49,100,000. We used $23,045,000 of the proceeds held by a qualified intermediary under Internal Revenue Code Section 1031 and $26,500,000 of non-recourse borrowings to fund this acquisition. In addition, we acquired a water resources company in central Texas for $12,000,000.
Cash Flows from Financing Activities
In 2012, net cash provided by financing activities was $123,219,000. Our net increase in borrowings of $129,416,000 was principally used to fund our acquisition of Credo and our real estate development and acquisition expenditures and our investment in oil and natural gas properties. We paid $5,883,000 in financing fees primarily related to the amendment and extension of our senior secured credit facility. Also, in 2012, our other consolidated debt decreased by $57,491,000, of which $26,500,000 was due to the sale of Broadstone Memorial, a 401-unit multifamily investment property in Houston and the buyer’s assumption of the debt and $30,991,000 was due to our consolidated venture’s bulk sale of 800 acres in Dallas and the buyer’s assumption of debt. We also purchased about 94,450 shares of our common stock for $1,409,000 which was offset by $1,430,000 in proceeds from exercise of stock options.
In 2011, net cash (used for) financing activities was ($17,180,000) as we repurchased about 907,000 shares of our common stock for $12,977,000 and incurred $3,750,000 in deferred financing fees primarily related to supplementing and amending our senior secured credit facility.
In 2010, net cash (used for) financing activities was ($2,639,000) as we repurchased about 1,001,000 shares of our common stock for $15,178,000 and incurred $6,304,000 in bank fees primarily related to our amendment and extension of our senior credit facility, which was partially offset by a net increase in our debt of $18,170,000 which is principally due to $26,500,000 in non-recourse borrowings used to finance a 401-unit, multifamily investment property acquired in fourth quarter 2010.
Liquidity and Contractual Obligations
Liquidity
In 2012, we entered into a Second Amended and Restated Revolving and Term Credit Agreement in order to consolidate previous amendments and to effect the following principal amendments to: increase the term loan commitment from $130,000,000 to $200,000,000; extend the maturity date of the revolving loan to September 14, 2015 (with a one-year extension option) and of the term loan to September 14, 2017; reduce the interest rate spread over LIBOR from 4.5 percent to 4.0 percent, and eliminate the LIBOR rate floor of 2 percent; increase the minimum interest coverage ratio from 1.05x to 1.50x; reduce the unused fee rate from 0.45 percent per annum to 0.25 percent – 0.35 percent per annum based on usage; and eliminate the minimum value to commitment ratio covenant and replace it with a reduction to the borrowing base to the extent the ratio of the value of assets in the borrowing base to the aggregate commitments under the facility is less than 1.50x.We incurred fees of $5,486,000 related to this amendment. The amendment and restatement of the term loan was an extinguishment of debt under the accounting guidance and as result, we recognized a $4,448,000 loss in 2012 which is included in interest expense.
On September 28, 2012 we acquired 100 percent of outstanding stock of Credo in an all cash transaction for $14.50 per share, representing an equity purchase price of approximately $146,445,000. In addition, we paid in full $8,770,000 of Credo’s outstanding debt. This transaction was funded with approximately $70,000,000 in borrowings from our term loan, $35,000,000 in borrowings from our revolving line of credit with the balance paid from cash and short-term investments.

At year-end 2012, our senior secured credit facility provides for a $200,000,000 term loan and a $200,000,000 revolving line of credit. The term loan and revolving line of credit may be prepaid at any time without penalty. The revolving line of credit includes a $100,000,000 sublimit for letters of credit, of which $2,807,000 is outstanding at year-end 2012. Total borrowings under our senior secured credit facility (including the face amount of letters of credit) may not exceed a borrowing base formula. At year-end 2012, net unused borrowing capacity under our senior secured credit facility is calculated as follows:

Senior Credit Facility
(In thousands)
Borrowing base availability	$400,000
Less: borrowings	(244,000)
Less: letters of credit	(2,807)
Unused borrowing capacity	$153,193
Our unused borrowing capacity during 2012 ranged from a high of $170,396,000 to a low of $145,507,000. This facility is used primarily to fund our operating cash needs, which fluctuate due to timing of residential real estate sales, undeveloped land sales, oil and natural gas leasing and production activities and mineral lease bonus payments received, timber sales, payment of accounts payables and expenses and capital expenditures.
Our senior credit facility and other debt agreements contain financial covenants customary for such agreements including minimum levels of interest coverage and limitations on leverage. At year-end 2012, we were in compliance with the financial covenants of these agreements.

The following table details our compliance with the financial and other covenants calculated as provided in the senior credit facility:

Financial Covenant	Requirement	Year-End 2012
Interest Coverage Ratio(a)	≥ 1.50:1.0	5.56:1.0
Revenues/Capital Expenditures Ratio(b)	≥ 1.00:1.0	1.88:1.0
Total Leverage Ratio(c)	≤ 40%	29.7%
Net Worth(d)	≥ $449 million	$516 million
Collateral Value to Loan Commitment Ratio(e)	≥ 1.50:1.0	1.87:1.0
  _____________________

(a)
Calculated as EBITDA (earnings before interest, taxes, depreciation, depletion and amortization), plus non-cash compensation expense, plus other non-cash expenses, divided by interest expense excluding loan fees. This covenant is applied at the end of each quarter on a rolling four quarter basis.

(b)
Calculated as total gross revenues (excluding the revenues of the Credo Entities), plus our pro rata share of the operating revenues from unconsolidated ventures, divided by capital expenditures. Capital expenditures are defined as consolidated development and acquisition expenditures plus our pro rata share of unconsolidated ventures’ development and acquisition expenditures. This covenant is applied at the end of each quarter on a rolling four quarter basis.

(c)
Calculated as total funded debt divided by adjusted asset value. Total funded debt includes indebtedness for borrowed funds, secured liabilities, reimbursement obligations with respect to letters of credit or similar instruments, and our pro-rata share of joint venture debt outstanding. Adjusted asset value is defined as the sum of unrestricted cash and cash equivalents, timberlands, high value timberlands, raw entitled lands, entitled land under development, minerals business, Credo asset value, Special improvement district receipts (SIDR) reimbursements value, Cibolo Resort Special improvement district hotel occupancy tax (SIDHT) value and other real estate owned at book value without regard to any indebtedness and our pro rata share of joint ventures’ book value without regard to any indebtedness. This covenant is applied at the end of each quarter.

(d)
Calculated as the amount by which consolidated total assets (excluding Credo acquisition goodwill over $50,000,000) exceeds consolidated total liabilities. At year-end 2012, the requirement is $449,000,000 computed as: $441,000,000 plus 85 percent of the aggregate net proceeds received by us from any equity offering, plus 75 percent of all positive net income, on a cumulative basis. This covenant is applied at the end of each quarter.

(e)
Calculated as the total collateral value of timberland, high value timberland and our minerals business, raw entitled land that is part of mortgaged property, Credo asset value, SIDR reimbursements value, Cibolo Resort SIDHT value divided by total aggregate loan commitment. This covenant is applied at the end of each quarter.
To make additional investments, acquisitions, or distributions, we must maintain available liquidity equal to 10 percent of the aggregate commitments in place. At year-end 2012, the minimum liquidity requirement was $40,000,000, compared with $159,745,000 in actual available liquidity based on the unused borrowing capacity under our senior secured credit facility plus unrestricted cash and cash equivalents. As of year-end 2012, we were in compliance with these requirements. The failure to maintain such minimum liquidity does not constitute a default or event of default of our senior secured credit facility. In addition, we may elect to make distributions so long as the total leverage ratio is less than 30%, the interest coverage is greater than 3.0:1.0, the revenues / capital expenditures ratio exceeds 1.5:1.0, and available liquidity is not less than $125,000,000.
In 2012, we obtained a loan for construction of a 289-unit multifamily development project located near Austin which provides up to $19,548,000 in financing. The interest rate on the loan is equal to 1.75 basis points plus the highest base rate of (i) the lender’s prime rate, (ii) the Federal Funds Open Rate plus 50 basis points, and (iii) the Daily LIBOR Rate plus 100 basis points or if LIBOR option is chosen then the Daily LIBOR Rate plus 225 basis points. The loan has an initial term of 36 months and may be extended for two additional 12-month periods based on certain specified conditions. At year-end 2012, we have $18,771,000 outstanding on this loan.

3.75% Convertible Senior Notes due 2020
On February 20, 2013, we entered into an underwriting agreement to sell $125,000,000 aggregate principal amount of 3.75% Convertible Senior Notes due 2020 (Notes), which includes $15,000,000 aggregate principal amount as a result of the underwriters exercising in full their option to purchase additional Notes. We closed the sale of the Notes on February 26, 2013.
The Notes will pay interest semiannually at a rate of 3.75 percent per annum and will mature on March 1, 2020. The Notes will have an initial conversion rate of 40.8351 per $1,000 principal amount (equivalent to a conversion price of approximately $24.49 per share of common stock and a conversion premium of 37.5 percent based on the closing share price of $17.81 per share of our common stock on February 20, 2013). The initial conversion rate is subject to adjustment upon the occurrence of certain events. Prior to November 1, 2019, the Notes will be convertible only upon certain circumstances, and thereafter will be convertible at any time prior to the close of business on the second scheduled trading day prior to maturity. Upon conversion, holders will receive cash, shares of our common stock or a combination thereof at our election.
Net proceeds from the offering were used to repay $68,000,000 under our revolving line of credit, and we also intend to use net proceeds for general corporate purposes, including investments in oil and natural gas exploration and drilling and real estate acquisition and development.
Contractual Obligations
At year-end 2012, contractual obligations consist of:

	Payments Due or Expiring by Year
	Total	2013	2014-15	2016-17	Thereafter
	(In thousands)
Debt(a)	$294,063	$8,683	$81,838	$203,542	$—
Interest payments on debt	47,964	12,193	21,837	13,934	—
Purchase obligations	27,741	27,741	—	—	—
Operating leases	17,041	2,742	5,450	4,557	4,292
Other commitments	45	45	—	—	—
Total	$386,854	$51,404	$109,125	$222,033	$4,292
  _____________________

(a)	Items included in our balance sheet.
Interest payments on debt include interest payments related to our fixed rate debt and estimated interest payments related to our variable rate debt. Estimated interest payments on variable rate debt were calculated assuming that the outstanding balances and interest rates that existed at year-end 2012 remain constant through maturity.
Purchase obligations are defined as legally binding and enforceable agreements to purchase goods and services. Our purchase obligations include commitments for land acquisition and land development, engineering and construction contracts for development and service contracts.
Our operating leases are for timberland, facilities, equipment and groundwater. In 2008, we entered into a 10-year agreement to lease approximately 32,000 square feet in Austin, Texas as our corporate headquarters. At year-end 2012, the remaining contractual obligation is $7,794,000. Also included in operating leases is a long-term timber lease of about 16,000 acres that has a remaining lease term of 13 years and a remaining contractual obligation of $4,801,000 and about

20,000 acres of groundwater leases in central Texas with remaining contractual obligations of $2,454,000.
We have other long-term liabilities that are not included in the table because they do not have scheduled maturities.

Off-Balance Sheet Arrangements
From time to time, we enter into off-balance sheet arrangements to facilitate our operating activities. At year-end 2012, our off-balance sheet unfunded arrangements, excluding contractual interest payments, purchase obligations, operating lease obligations and venture contributions included in the table of contractual obligations, consist of:

	Payments Due or Expiring by Year
	Total	2013	2014-15	2016-17	Thereafter
	(In thousands)
Performance bonds	$31,102	$30,879	$223	$—	$—
Standby letters of credit	2,807	1,287	1,520	—	—
Recourse obligations	1,812	628	236	57	891
Total	$35,721	$32,794	$1,979	$57	$891
Performance bonds, letters of credit and recourse obligations provided on behalf of certain ventures would be drawn on due to failure to satisfy construction obligations as general contractor or for failure to timely deliver streets and utilities in accordance with local codes and ordinances. In connection with our unconsolidated venture operations, we have provided performance bonds and letters of credit aggregating $26,630,000 at year-end 2012.
In 2012, CJUF III RH Holdings, an equity method venture in which we own a 25 percent interest, obtained a senior secured construction loan in the amount of $23,936,000 to develop a 257-unit multifamily property in downtown Austin. There is no significant balance outstanding at year-end 2012. We have a construction completion guaranty, a repayment guaranty for 20 percent of the principal balance and unpaid accrued interest, and a standard non-recourse carve-out guaranty. The repayment guaranty will reduce from 20 percent to 0 percent upon achievement of certain conditions.
In 2012, FMF Peakview, an equity method venture in which we own a 20 percent interest, obtained a senior secured construction loan in the amount of $31,550,000 to develop a 304-unit multifamily property in Denver. There is no balance outstanding at year-end 2012. We have a construction completion guaranty, a repayment guaranty for 25 percent of the principal and unpaid accrued interest, and a standard non-recourse carve-out guaranty. Our sources of funding are our operating cash flows and borrowings under our senior credit facility. Our contractual obligations due in 2012 will likely be paid from operating cash flows and from borrowings under our senior credit facility.
At year-end 2012, we participate in three partnerships that have total assets of $15,533,000 and total liabilities of $48,123,000, which includes $31,792,000 of borrowings classified as current maturities. These partnerships are managed by third parties who intend to extend or refinance these borrowings; however, there is no assurance that this can be done. Although these borrowings are guaranteed by third parties, we may under certain circumstances elect or be required to provide additional equity to these partnerships. We do not believe that the ultimate resolution of these matters will have a significant effect on our earnings or financial position. Our investment in these partnerships is $397,000 at year-end 2012. These three partnerships are variable interest entities.
Cibolo Canyons — San Antonio, Texas
Cibolo Canyons consists of the JW Marriott® San Antonio Hill Country Resort & Spa development owned by third parties and a mixed-use development we own. We have about $78,096,000 invested in Cibolo Canyons at year-end 2012.
Resort Hotel, Spa and Golf Development
In 2007, we entered into agreements to facilitate third-party construction and ownership of the JW Marriott ® San Antonio Hill Country Resort & Spa, which includes a 1,002 room destination resort and two PGA Tour ® Tournament Players Club ® (TPC) golf courses. Under these agreements, we agreed to transfer to third-party owners 700 acres of undeveloped land, to provide $30,000,000 cash and to provide $12,700,000 of other consideration principally consisting of golf course construction materials, all of which has been provided.
In exchange for our commitment to the resort, the third-party owners assigned to us certain rights under an agreement between the third-party owners and a legislatively created Special Improvement District (SID). This agreement includes the right to receive from the SID nine percent of hotel occupancy revenues and 1.5 percent of other resort sales revenues collected as taxes by the SID through 2034. The amount we receive will be net of annual ad valorem tax reimbursements by the SID to the third-party owners of the resort through 2020. In addition, these payments will be net of debt service, if any, on bonds issued by the SID collateralized by hotel occupancy tax and other resort sales tax through 2034.

The amounts we collect under this agreement are dependent on several factors including the amount of revenues generated by and ad valorem taxes imposed on the resort and the amount of any applicable debt service incurred by the SID. As a result, there is significant uncertainty as to the amount and timing of collections under this agreement. Until these uncertainties are clarified, amounts collected under the agreement will be accounted for as a reduction of our investment in the resort development. The resort began operations in January 2010.
In 2012, we received $2,850,000 in reimbursements from the SID. Since inception, we have received $10,756,000 in reimbursements and have accounted for this as a reduction of our investment. At year-end 2012, we have $32,517,000 invested in the resort development.
Mixed-Use Development
The mixed-use development we own consists of 2,100 acres planned to include about 1,475 residential lots and about 150 commercial acres designated for multifamily and retail uses, of which 734 lots and 96 commercial acres have been sold through year-end 2012.
In 2007, we entered into an agreement with the SID providing for reimbursement of certain infrastructure costs related to the mixed-use development. Reimbursements are subject to review and approval by the SID and unreimbursed amounts accrue interest at 9.75 percent. The SID’s funding for reimbursements is principally derived from its ad valorem tax collections and bond proceeds collateralized by ad valorem taxes, less debt service on these bonds and annual administrative and public service expenses.
Because the amount of each reimbursement is dependent on several factors, including timing of SID approval and the SID having an adequate tax base to generate funds that can be used to reimburse us, there is uncertainty as to the amount and timing of reimbursements under this agreement. We expect to recover our investment from lot and tract sales and reimbursement of approved infrastructure costs from the SID. We have not recognized income from interest due, but not collected. As these uncertainties are clarified, we will modify our accounting accordingly.
Through year-end 2012, we have submitted and received approval for reimbursement of about $57,322,000 of infrastructure costs and have received reimbursements totaling $23,070,000, of which $550,000 was received in 2012, $1,750,000 was received in 2011 and $500,000 in 2010 and $20,270,000 in 2009, all were accounted for as a reduction of our investment in the mixed-use development. At year-end 2012, we have $34,252,000 in approved and pending reimbursements, excluding interest. At year-end 2012, we have $45,579,000 invested in the mixed-use development.
Accounting Policies
Critical Accounting Estimates
In preparing our financial statements, we follow generally accepted accounting principles, which in many cases require us to make assumptions, estimates, and judgments that affect the amounts reported. Our significant accounting policies are included in Note 1 to the Consolidated Financial Statements. Many of these principles are relatively straightforward. There are, however, a few accounting policies that are critical because they are important in determining our financial condition and results of operations and involve significant assumptions, estimates and judgments that are difficult to determine. We must make these assumptions, estimates and judgments currently about matters that are inherently uncertain, such as future economic conditions, operating results and valuations, as well as our intentions. As the difficulty increases, the level of precision decreases, meaning actual results can, and probably will, differ from those currently estimated. We base our assumptions, estimates and judgments on a combination of historical experiences and other factors that we believe are reasonable. We have reviewed the selection and disclosure of these critical accounting estimates with our Audit Committee.

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Investment in Real Estate and Cost of Real Estate Sales — In allocating costs to real estate owned and real estate sold, we must estimate current and future real estate values. Our estimates of future real estate values sometimes must extend over periods 15 to 20 years from today and are dependent on numerous assumptions including our intentions and future market and economic conditions. In addition, when we sell real estate from projects that are not finished, we must estimate future development costs through completion. Differences between our estimates and actual results will affect future carrying values and operating results.

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Impairment of Real Estate Long-Lived Assets — Measuring real assets for impairment requires estimating future fair values based on our intentions as to holding periods, future operating cash flows and the residual value of assets under review, primarily undeveloped land. Depending on the asset under review, we use varying methods to determine fair value, such as discounting expected future cash flows, determining resale values by market, or applying a capitalization rate to net operating income using prevailing rates in a given market. Changes in economic conditions, demand for real estate, and the projected net operating income for a specific property will inevitably change our estimates.

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Impairment of Oil and Natural Gas Properties — Measuring oil and natural gas properties for impairment requires significant amount of judgment since the results are based on estimated future events. Such events include a projection of future oil and natural gas sales prices, an estimate of the ultimate amount of recoverable proved oil and natural gas reserves that will be produced from a field, the timing of this future production, future costs to produce the oil and natural gas, and future inflation levels. The need to test a property for impairment can be based on several factors, including a significant reduction in commodity prices for oil and natural gas, unfavorable adjustments to reserves or other changes to contracts, environmental regulations or tax laws. Due to the uncertainty inherent in these factors, we cannot predict the amount of impairment charges that may be recorded in the future.

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Goodwill impairment — Measuring goodwill for impairment which is required annually requires estimation of future cash flows and fair values of related assets based on certain key factors, including future selling prices and volumes, observable market inputs, weighted average cost of capital, operating expenses and various other projected operating economic factors. Changes in economic and operating conditions can affect these assumptions and could result in additional interim testing and goodwill impairment charges in the future periods.

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Share-Based Compensation — We use the Black-Scholes option pricing model to determine the fair value of stock options. The determination of the fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the stock price as well as assumptions regarding a number of other variables. These variables include expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors (term of option), risk-free interest rate and expected dividends. We have limited historical experience as a stand-alone company so we utilized alternative methods in determining our valuation assumptions. The expected life was based on the simplified method utilizing the midpoint between the vesting period and the contractual life of the awards. In 2012 and 2011, the expected stock price volatility was based on a blended rate utilizing our historical volatility and historical prices of our peers’ common stock for a period corresponding to the expected life of the options. In 2010 and 2009, the expected stock price volatility was based on historical prices of our peers’ common stock for a period corresponding to the expected life of the options. Pre-vesting forfeitures are estimated based upon the pool of participants and their expected activity and historical trends.

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Asset Retirement Obligations — We make estimates of the future costs of the retirement obligations of our producing oil and natural gas properties. Estimating future costs involves significant assumptions and judgments regarding such factors as estimated costs of plugging and abandonment, timing of settlements, discount rates and inflation rates. Such cost estimates could be subject to significant revisions in subsequent years due to changes in regulatory requirements, technological advances and other factors which may be difficult to predict.

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Income Taxes — In preparing our consolidated financial statements, significant judgment is required to estimate our income taxes. Our estimates are based on our interpretation of federal and state tax laws. We estimate our actual current tax due and assess temporary and permanent differences resulting from differing treatment of items for tax and accounting purposes. The temporary differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheet. If needed, we record a valuation allowance against our deferred tax assets. In addition, when we believe a tax position is supportable but the outcome uncertain, we include the item in our tax return but do not recognize the related benefit in our provision for taxes. Instead, we record a reserve for unrecognized tax benefits, which represents our expectation of the most likely outcome considering the technical merits and specific facts of the position. Changes to liabilities are only made when an event occurs that changes the most likely outcome, such as settlement with the relevant tax authority, expiration of statutes of limitations, changes in tax law, or recent court rulings. Adjustments to temporary differences, permanent differences or uncertain tax positions could materially impact our financial position, cash flow and results of operation.

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Oil and Natural Gas Reserves — The estimation of oil and natural gas reserves is a significant estimate which affect the amount of non-cash depletion expense we record as well as impairment analysis we perform. On an annual basis, our consulting petroleum engineering firm, with our assistance, prepares estimates of crude oil and natural gas reserves based on available geologic and seismic data, reservoir pressure data, core analysis reports, well logs, analogous reservoir performance history, production data and other available sources of engineering, geological and geophysical information. Oil and natural gas prices are volatile and largely affected by worldwide or domestic production and consumption and are outside our control.

Adopted and Pending Accounting Pronouncements
We adopted two new accounting pronouncements in 2012, the adoption of which did not have a significant effect on our earnings or financial position. There are two pending accounting pronouncements that we will be required to adopt in 2013 and adoption is not anticipated to have a significant effect on our earnings or financial position. Please read Note 2 — New Accounting Pronouncements to the Consolidated Financial Statements.

Effects of Inflation
Inflation has had minimal effects on operating results the past three years. Our real estate, oil and natural gas properties, timber, and property and equipment are carried at historical costs. If carried at current replacement costs, the cost of real estate sold, timber cut, and depreciation expense would have been significantly higher than what we reported.
Legal Proceedings
We are involved in various legal proceedings that arise from time to time in the ordinary course of doing business. We believe we have established adequate reserves for any probable losses, and we do not believe that the outcome of any of these proceedings should have a material adverse effect on our financial position, long-term results of operations, or cash flow. It is possible, however, that charges related to these matters could be significant to results of operations or cash flows in any one accounting period.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

Equity Compensation Plan Information
We have only one equity compensation plan, the Forestar 2007 Stock Incentive Plan. It was approved by our sole stockholder prior to spin-off and material terms and amendments thereto were subsequently approved by our stockholders. Information at year-end 2012 about our equity compensation plan under which our common stock may be issued follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)(2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c )
Equity compensation plans approved by security holders	3,354,284	$21.42	1,621,919
Equity compensation plans not approved by security holders	None	None	None
Total	3,354,284	$21.42	1,621,919
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(1)
Includes approximately 953,000 issuable to personnel of Temple-Inland and the other spin-off entity resulting from the equitable adjustment of Temple-Inland equity awards in connection with our spin-off.

(2)
Includes approximately 265,000 equity-settled restricted stock units, 280,000 market-leveraged stock units and 41,000 performance stock units, which are excluded from the calculation of weighted-average exercise price. The market-leveraged stock unit awards will be settled in common stock based upon our stock price performance over three years from the date of grant. The number of shares to be issued could range from a high of 419,000 shares if our stock price increases by 50 percent or more, to a low of 140,000 shares if our stock price decreases by 50 percent, or could be zero if our stock price decreases by more than 50 percent, the minimum threshold performance.

The remaining information required by this item is incorporated by reference from our Definitive Proxy Statement.